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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              UTILICORP UNITED INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $1,078,816
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     2) Form, Schedule or Registration Statement No.:
        Preliminary Joint Proxy Statement/Prospectus on Schedule 14A and KC United Corp. Form S-4 File No. 333-02223
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     3) Filing Party:
        UtiliCorp United, Kansas City Power & Light
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     4) Date Filed:
        February 21, 1996 and April 4, 1996
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                        SUPPORT FOR UTILICORP/KCPL MERGER

ANALYST SUPPORT FOR UCU/KLT MERGER

David Parker, Robert W. Baird & Co - July 19, 1996

CHANGE OF RECOMMENDATION: BACKING KLT/UCU MERGER
We have revised our recommendation for several reasons: 1) the new uncertainties surrounding WR's sustainable earnings level, 2) the increased probability that WR's offer will be much less than $31 per share, and 3) the considerable time differences necessary to consummate the mergers that diminishes the relative attractiveness of WR's proposed dividend premium. We recommend that KLT shareholders vote YES for the UCU/KLT merger.

WHY WE SWITCHED TO UCU/KLT:
WR's bid of $31.00 in WR common stock and a dividend level of $2.15 per share taken at face value would easily lead a shareholder to "Just Say No" to UtiliCorp. Recent events, however, raise serious questions concerning WR's sustainable earnings levels and, therefore, its stock price.


KYLE P. RUDDEN, J. P. MORGAN SECURITIES INC. - JULY 23, 1996

 ... WR's offer represents a higher up-front valuation for KLT shares and a higher dividend. However, the assumptions needed to make the WR offer and all its component parts a realization seem to be a bit aggressive and are somewhat questionable. Moreover, the long-term strategic benefits and growth opportunities created by a UCU/KLT merger appear greater.

However, there are a number of important "behind the scenes" issues to point out that make a UCU/KLT merger appear more probable than a WR/KLT deal (in fact, it is possible that WR's real interest lies in blocking a UCU/KLT union, rather than merging with KLT itself).

RONALD J. BARONE, DANIEL L. BARCELO, PAINEWEBBER - JULY 24, 1996

We believe that the proposed UtiliCorp and Kansas City merger presents an attractive opportunity to significantly enhance their growth prospects. UtiliCorp has been a market leader in international projects while developing a successful energy marketing affiliate. Coupled with KCPL's financial strength, urban service territory and generation experience, the new company should be well positioned for the changes embracing the electric markets.

The new company will have significant cash flow to invest in unregulated international and energy related affiliates. We believe the proposed merger strategically positions both companies to participate in the developing competitive energy environment.

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PUBLIC OFFICIALS SUPPORT OF THE UCU/KLT MERGER
THE FOLLOWING PUBLIC OFFICIALS CONTINUE TO SUPPORT UCU/KLT

MISSOURI GOVERNOR MEL CARNAHAN - MAY 15, 1996 PRESS RELEASE
I am confident that the result of this merger will be strong corporate leadership and a valuable ally in our economic development efforts. This proposal provides the best future prospects for Missouri.

MISSOURI SENATOR KIT BOND - MAY 16, 1996 PRESS RELEASE
The combination of these two fine companies, each an industry leader, in striving to bring the benefits of competition and efficiency to energy consumers, will ensure Kansas City's and Missouri's strong participation in the new global energy marketplace that is taking shape.

NEVADA, MISSOURI AREA ECONOMIC DEVELOPMENT COMMISSION - MAY 8, 1996 LETTER TO THE GOVERNOR
UtiliCorp's efforts to simulate economic growth and prosperity in our area and other Missouri communities it serves distinguishes it as the most aggressive and visionary utility company in the Midwest. The proposed merger of UtiliCorp and Kansas City Power & Light (KCPL) will be beneficial to Missouri citizens served by the two companies. All evidence indicates the two utility companies have complementary strengths that will result in a strong, unified firm well-suited to continue serving our state in the years to come.

OTHER THIRD PARTY SUPPORT:

MISSOURI STATE SENATOR SIDNEY JOHNSON
MISSOURI US REPRESENTATIVE KAREN MCCARTHY
MISSOURI STATE TREASURER BOB HOLDEN
MISSOURI STATE SENATOR RONNIE DEPASCO
MISSOURI STATE REPRESENTATIVE HENRY RIZZO
MISSOURI STATE REPRESENTATIVE CARSON ROSS
MISSOURI STATE REPRESENTATIVE FRED POUCHE
MISSOURI STATE REPRESENTATIVE BONNIE SUE COOPER
MISSOURI STATE REPRESENTATIVE BILL SKAGGS
MISSOURI STATE REPRESENTATIVE JASON KLUMB
BLUE SPRINGS, MISSOURI MAYOR GREGORY GROUNDS
BOARD OF ALDERMAN OF THE CITY OF RAYTOWN, MISSOURI
UNIVERSITY OF MISSOURI AT KANSAS CITY
GRANDVIEW AREA ECONOMIC DEVELOPMENT COUNCIL
RAYTOWN AREA CHAMBER OF COMMERCE
PROJECT NEIGHBORHOOD, INC.
KANSAS CITY HABITAT FOR HUMANITY
COALITION FOR POSITIVE FAMILY RELATIONSHIPS
ASSOCIATED YOUTH SERVICES
AD HOC GROUP AGAINST CRIME
NORTHEAST INDUSTRIAL ASSOCIATION
GLADSTONE CHAMBER OF COMMERCE
FULL EMPLOYMENT COUNCIL